Exhibit 99.1

NuStar GP Holdings, LLC Reports First Quarter 2010 Earnings

and Announces 3.4 Percent Increase in the Quarterly Distribution

SAN ANTONIO, April 29, 2010 – NuStar GP Holdings, LLC (NYSE: NSH) today announced distributable cash flow available to unitholders for the first quarter of 2010 of $19.2 million, or $0.45 per unit, compared to $18.3 million, or $0.43 per unit, for the first quarter of 2009. First quarter 2010 net income was $8.5 million, or $0.20 per unit, compared to $12.0 million, or $0.28 per unit, for the first quarter of 2009.

With respect to the quarterly distribution to unitholders for the first quarter of 2010, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.45 per unit, which would equate to $1.80 per unit on an annual basis. The $0.45 per unit cash distribution will be paid on May 19, 2010, to holders of record as of May 7, 2010 and represents a 3.4 percent increase over the $0.435 distribution for the fourth quarter of 2009 and a 4.7 percent increase over the $0.43 distribution for the first quarter of 2009. The distribution coverage ratio for the first quarter of 2010 was one times.

“I am excited to report an increase in the distribution to our unitholders, which was driven by higher general partner distributions and higher incentive distribution rights paid to the general partner as a result of the NuStar Energy, L.P. equity offering completed in November 2009. We look forward to the additional growth opportunities at NuStar Energy L.P. and the potential it provides for continued growth in cash flows to NuStar GP Holdings, LLC unitholders,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 10:00 a.m. ET (9:00 a.m. CT) today, April 29, 2010, to discuss the financial results for the first quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 66444017. International callers may access the presentation by dialing 706/645-0327, passcode 66444017. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 66444017. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargp.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 16.7 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in

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the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2010	2009
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$9,301	$12,833

General and administrative expenses	(793)	(757)
Other income (expense), net	125	(24)
Interest expense, net	(318)	(27)

Income before income tax benefit (expense)	8,315	12,025
Income tax benefit (expense)	178	(17)

Net income	$8,493	$12,008

Basic and diluted net income per unit	$0.20	$0.28

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$238	$649
General partner incentive distribution	7,799	6,929

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	8,037	7,578
Limited partner interest in earnings of NuStar Energy L.P.	1,985	5,976
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)

Equity in earnings of NuStar Energy L.P.	$9,301	$12,833

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,467	$1,318
Incentive distribution rights	7,799	6,929
Limited partner interest - common units	10,905	10,830

Total cash distributions from NuStar Energy L.P.	20,171	19,077
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(793)	(757)
Income tax benefit (expense)	178	(17)
Interest expense, net	(318)	(27)

Distributable cash flow	$19,238	$18,276

Weighted average number of common units outstanding	42,514,494	42,503,784

Distributable cash flow per unit	$0.45	$0.43

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.45	$0.43

Total distribution	$19,132	$18,277

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended March 31,
	2010	2009
Net Income	$8,493	$12,008
Less equity in earnings of NuStar Energy L.P.	(9,301)	(12,833)
Plus cash distributions from NuStar Energy L.P.	20,171	19,077
Other (income) expense, net	(125)	24

Distributable cash flow	19,238	18,276
Less cash distributions from NuStar Energy L.P.	(20,171)	(19,077)
Plus distributions of equity in earnings of NuStar Energy L.P.	9,301	12,833
Net effect of changes in operating accounts	(1,914)	2,079

Net cash provided by operating activities	$6,454	$14,111